Exhibit 4.2

REVOLVING NOTE

$40,000,000.00	Note No. 63123/00004 Corporate Banking #675 Los Angeles, California December 10, 2010

          On July 1, 2012, (“Termination Date”) GW Services, Inc., a California corporation (“Borrower”), promises to pay to the order of City National Bank, a national banking association (“CNB”), at its office in this city, in United States Dollars and in immediately available funds, the principal sum of Forty Million and 00/100 Dollars ($40,000,000.00) (“Revolving Credit Commitment”), or so much thereof as may be advanced and be outstanding, with interest thereon to be computed on each advance from the date of its disbursement at a rate computed on a basis of a 360-day year, actual days elapsed, equal to the “Prime Rate” of CNB, as it exists from time to time, plus/minus the Applicable Margin per year. Provided, however, in no event shall the interest rate be less than four percent (4.00%) per annum. “Prime Rate” shall mean the rate most recently announced by CNB at its principal office in Los Angeles, California, as its “Prime Rate.” Any change in the Prime Rate shall become effective on the same business day on which the Prime Rate shall change, without prior notice to Borrower.
          As provided herein, the principal of this Note may be borrowed, repaid and reborrowed from time to time up to and including the Termination Date, provided at the time of any borrowing no Event of Default (as hereinafter defined) exists, and provided further that the total borrowings outstanding at any one time shall not exceed the lesser of (i) Forty Million and 00/100 ($40,000,000.00) until June 30, 2011 or until the company raises additional capital, whichever occurs first and Thirty Three Million and 00/100 ($33,000,000.00) less any scheduled line reductions thereafter, Each borrowing and repayment hereunder shall be noted in the books and records of CNB. The excess of borrowings over repayments shall evidence the principal balance due hereon from time to time and at any time. Borrowings hereunder shall be presumed to have been made to or for the benefit of Borrower when made as noted in such books and records.
          Following any fiscal quarter ending with Total Funded Debt in excess of two (2) times EBITDA, additional principal reductions in the amount of Excess Cash Flow shall be made and the amount available for borrowing under this Note shall be permanently reduced by the same amount until the end of any subsequent fiscal quarter ending with Total Funded Debt equal to or less than one and one-half (1 1/2) times EBITDA, measured based on the consolidated statements of Glacier Water, Inc.
     Interest accruing on this Note shall be payable on the first day of each month, commencing January 1, 2011.
     Beginning July 1, 2011 and continuing on the first day of each calendar quarter thereafter, the Revolving Credit Commitment shall reduce by One Million Five Hundred Thousand Dollars ($1,500,000.00).
     Principal shall be payable in four (4) quarterly consecutive installments of One Million Five Hundred Thousand & 00/100 Dollars ($1,500,000.00) each commencing July 1, 2011, and continuing thereafter up to and including April 1, 2012, with a final installment of Twenty Seven Million & 00/100 ($27,000,000.00) plus unpaid interest, due and payable in full on July 1, 2012,
Borrower shall pay to CNB a late charge of 5% or $10.00, whichever is greater, of any payment not received by CNB on or before the 10th day after the payment is due.
          The occurrence of any of the following with respect to any Borrower or guarantor of this Note or any general partner of such Borrower or guarantor, shall constitute an “Event of Default” hereunder:
1.	Failure to make any payment of principal or interest when due under this Note;

2.	Filing of a petition by or against any of such parties under any provision of the Bankruptcy Code;

3.	Appointment of a receiver or an assignee for the benefit of creditors;

4.	Commencement of dissolution or liquidation proceedings or the disqualification (under any applicable law or regulation) of any of such parties which is a corporation, partnership, joint venture or any other type of entity ;

5.	Death or incapacity of any of such parties which is an individual;

6.	Revocation of any guaranty of this Note, or any guaranty of this Note becomes unenforceable as to any future advances under this Note;

7.	Any financial statement provided by any of such parties to CNB is false or materially misleading;

8.	Any material default in the payment or performance of any obligation, or any default under any provision of any contract or instrument pursuant to which any of such parties has incurred any obligation for borrowed money, any purchase obligation or any other liability of any kind to any person or entity, including CNB;

9.	Any sale or transfer of all or a substantial part of the assets of any of such parties other than in the ordinary course of business;

10.	Any violation, breach or default under this Note, any letter agreement, guaranty, security agreement, deed of trust, subordination agreement or any other contract or instrument executed in connection with this Note or securing this Note;

11.	Failure of Borrower to furnish CNB, within the times specified, the following statements:
11.1	Within one hundred twenty (120) days after the close of each fiscal year, a copy of the annual consolidated audit report for such year for Glacier Water, inc., including therein a balance sheet, income statement, reconciliation of net worth and statement of cash flows, with notes thereto, together with a compliance certificate to be audited by a certified public accountant acceptable to CNB, and prepared in accordance with generally accepted accounting principles consistently applied and accompanied by Borrower’s certification as to whether any event has occurred which constitutes an Event of Default, and if so, stating the facts with respect thereto;

11.2	Within forty-five (45) days after the end of the first three quarterly accounting periods of each fiscal year, a financial statement consisting of not less than a balance sheet, income statement, reconciliation of net worth and statement of cash flows, with notes thereto, together with a compliance certificate to be prepared in accordance with generally accepted accounting principles consistently applied, which financial statement may be internally prepared, certified by Borrower to be true and correct; and

11.3	Such additional information, reports and/or statements as CNB may, from time to time, reasonably request;
12.	Funded Debt exceeds the lesser of (i) $40,000,000.00 through June 30, 2011, $33,000,000,00 less scheduled reductions thereafter; or (ii) two and a half times EBITDA through June 30, 2011 and two times EBITDA thereafter, to be calculated on a rolling four quarter;

13.	Failure of Borrower to maintain a ratio of EBITDA to Debt Service plus interest of not less than 1.25 to 1 at all times;

14.	Capital Expenditures during any twelve (12) month period ending with the end of a fiscal quarter in excess of $23,000,000.00 to September 30, 2011 and $18,000,000.00 thereafter, excluding capital expenditures financed by additions to capital;

15.	Payment of dividends during any fiscal year in excess of EBITDA during such fiscal year, less (i) capital expenditures for maintenance (estimated for the purposes of this section to be $5,000,000.00), (ii) scheduled principal payments on borrowed money, (iii) taxes paid, and (iv) interest expense;

16.	Borrower shall pay to CNB an annual loan fee according to the schedule below:

Amount	Due and payable

$41,250.00	January 1, 2011
$71,250.00	July 1, 2011
$33,750.00	October 1, 2011
$31,750.00	January 1, 2012
17.	Glacier Water Trust 1 (the “Trust”) makes any prepayments on the 9.0625% Cumulative Trust Preferred Securities (“Trust Securities”), without CNB’s prior written consent;

18.	Glacier Water Services Inc. (“Glacier”) makes any prepayments on the Junior Subordinated Indenture dated January 27, 1998;

19.	Glacier commits an Event of Default, including but not limited to an Event of Default relating to those provisions relating to subordination, with respect to the Junior Subordinated Indenture;

20.	Glacier commits an Event of Default, including but not limited to an Event of Default relating to those provisions relating to subordination, with respect to Glacier’s Guaranty of the Trust obligations owed to the holders of securities issued to the Trust;

21.	Borrower makes any payments or transfers any assets to Glacier or Glacier Subsidiary, except apart from transfers necessary to make payments due on the Junior Subordinate Indenture and outside the ordinary BMC course of business, provided that Borrower is not in default under the Note, without CNB’s prior written consent; or

22.	Borrower, Glacier, or any other subsidiary of Glacier creates, incurs, assumes or permits to exist any Debt except (a) Debt to CNB, and (b) trade Debt in the ordinary course of Borrower’s business.

For purposes of this Note, the following terms have the following meanings:
          “Applicable Margin” shall be based upon the amount of Total Funded Debt divided by EBITDA, each calculated as of the last day of each fiscal quarter and applicable to the next fiscal quarter as set forth below:

Total Funded Debt	Applicable Margin
EBITDA

Less than 1.5	Plus One Quarter (+.25%)

Equal to or greater than 1.5 But less than 1.75	Plus Three-Quarters (+.75%)

Equal to or greater than 1.75	Plus One (+1.00%)

Initial advances shall be based upon Applicable Margin of Prime plus Three Quarters (0.75%).
          “Debt Service” Shall mean (a) the aggregate amount of Current Maturity of Long Term Debt, excluding borrowings under this Note, plus (b) all interest incurred on borrowed money determined by reference to the most recently ended fiscal quarter and the immediately preceding three fiscal quarters.
          “Current Maturity of Long Term Debt” means that portion of Borrower’s consolidated long term liabilities, determined in accordance with generally accepted accounting principles, which shall, by the terms thereof, become due and payable within one (i) year following the date of the balance sheet upon which such calculations are based.
          “Funded Debt” means the total borrowings outstanding.
          “EBITDA” means earnings before interest, taxes, depreciation and amortization and will be determined on a consolidated basis for Borrower and the Subsidiaries, in accordance with generally accepted accounting principles and means the sum of (a) net income after eliminating extraordinary gains and losses, plus (b) interest expense, plus (c) provisions for income taxes, plus (d) depreciation and amortization. The calculation of EBITDA shall be determined by reference to the most recently ended fiscal quarter and the immediately preceding three fiscal quarters.
          “Subsidiary” Shall mean any corporation, the majority of whose voting shares are at any time owned, directly or indirectly by Borrower and/or by one or more Subsidiaries.
          Upon the occurrence of any Event of Default, CNB, at its option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, protest or notice of dishonor all of which are expressly waived by Borrower, and CNB shall have no obligation to make any further advances hereunder. Borrower agrees to pay all costs and expenses, including reasonable attorneys’ fees (which counsel may be CNB employees), expended or incurred by CNB (or allocable to CNB’s in-house counsel) in connection with the enforcement of this Note or the collection of any sums due hereunder and irrespective of whether suit is filed. Any principal or interest not paid when due hereunder shall thereafter bear additional interest from its due date at a rate of five percent (5.0%) per year higher than the interest rate as determined and computed above, and continuing thereafter until paid.
          In addition to pursuing all rights and remedies that would exist in an Event of Default, CNB may seek additional lenders to participate in this transaction, should Borrower fail to cause the commitment to be reduced to $33,000,000.00 as of June 30, 2011.
          Should more than one person or entity execute this Note as Borrower, the liability and obligations of each Borrower shall be joint and several.
          This Note and all matters relating thereto, shall be governed by the laws of the State of California.

Borrower represents and warrants to CNB that (a) Borrower’s most recent financial statements that have been delivered to CNB are true, complete and correct and fairly present the financial condition of Borrower as of the accounting period referenced on the statements, and there has been no material adverse change in the financial condition of Borrower since the date of such financial statements, and (b) Borrower’s most recent federal income tax return and all schedules attached to such return (“Federal Tax Return”) that have been delivered to CNB are a true and correct copy of such Federal Tax Return filed with the internal Revenue Service for the tax period ending on the date indicated in such Federal Tax Return.

“Borrower”	GW Services, Inc., a California corporation
	By:	/s/ Brian H. McInerney
Brian H. McInerney, President/CEO

DISBURSEMENT INSTRUCTIONS

Branch: Corporate Banking #675
Date: December 10, 2010
     City National Bank is authorized to disburse the proceeds of that certain original note dated December 10, 2010, in the amount of $40,000,000.00, executed by the undersigned Borrower as follows:

Restructure/Renewal	In the Name of
63123/00004	GW Services, Inc.	$33,000,000.00
Undisbursed:		$7,000,000.00
TOTAL:		$40,000,000.00
LOAN PROCEEDS, All proceeds are to be credited to Account Number 101-895637 at City National Bank.
Disburse as Requested by: (identify persons authorized to make requests)
Brian H. McInerney or Steve Stringer upon written or verbal request.

GW Services, Inc., a California corporation
By:	/s/ Brian H. McInerney
Brian H. McInerney, President/CEO

LOAN FEES AND CHARGES

Borrower: GW Services, Inc.	Date: 12/10/10

Branch Name and No.: Corporate Banking #675

Customer No.: 63123	Note No.: 00004
In connection with the above referenced loan, fees and charges, as estimated, are as follows:

Loan Fee	$17,500.00

Total Estimated Fees	$17,500.00
Actual fees may be higher or lower than estimated fees. Any excess funds will be deposited to Borrower’s Checking Account or reimbursed by Cashier’s Check. If fees collected are insufficient to cover out of pocket costs, the Borrower will be billed directly for the balance unless authorization to debit the account is received.
☑ By checking this box, Borrower hereby authorizes City National Bank to charge the aforementioned fees and charges to depository account number 101895637.

GW Services, Inc., a California corporation
By:	/s/ Brian H. McInerney
Brian H. McInerney, President/CEO

CORPORATE RESOLUTION TO BORROW / GRANT COLLATERAL

Principal	Loan Date	Maturity	Loan No	Call / Coll	Account	Officer	Initials
$40,000,000,00	12-10-2010	07-01-2012	00004		63123	GP
References in the boxes above are for Lender’s use only and do not limit the applicability of this document to any particular loan or item.
Any item above containing “***” has been omitted due to text length limitations.

		Lender:	City National Bank, a national banking association
Corporation:	GW SERVICES, INC., A CALIFORNIA		Entertainment — New York Office
	CORPORATION		400 Park Avenue, Suite 2010
	1385 PARK CENTER DRIVE		New York, NY 10022
VISTA, CA 92081-8338
I, THE UNDERSIGNED, DO HEREBY CERTIFY THAT:
THE CORPORATION’S EXISTENCE. The complete and correct name of the Corporation is GW SERVICES, INC., A CALIFORNIA CORPORATION (“Corporation”). The Corporation is a corporation for profit which is, and at all times shall be, duly organized, validly existing, and in good standing under and by virtue of the laws of the State of California. The Corporation is duly authorized to transact business in the State of New York and all other states in which the Corporation is doing business, having obtained all necessary filings, governmental licenses and approvals for each state in which the Corporation is doing business. Specifically, the Corporation is, and at all times shall be, duly qualified as a foreign corporation in all states in which the failure to so qualify would have a material adverse effect on its business or financial condition. The Corporation has the full power and authority to own its properties and to transact the business in which it is presently engaged or presently proposes to engage. The Corporation maintains an office at 1385 PARK CENTER DRIVE, VISTA, CA 92081-8338. Unless the Corporation has designated otherwise in writing, the principal office is the office at which the Corporation keeps its books and records. The Corporation will notify Lender prior to any change in the location of the Corporation’s state of organization or any change in the Corporation’s name. The Corporation shall do all things necessary to preserve and to keep in full force and effect its existence, rights and privileges, and shall comply with all regulations, rules, ordinances, statutes, orders and decrees of any governmental or quasi-governmental authority or court applicable to the Corporation and the Corporation’s business activities.
RESOLUTIONS ADOPTED. At a meeting of the Directors of the Corporation, or if the Corporation is a close corporation having no Board of Directors then at a meeting of the Corporation’s shareholders, duly, called and held on December 10, 2010, at which a quorum was present and voting, or by other duly authorized action in lieu of a meeting, the resolutions set forth in this Resolution were adopted.
OFFICER. The following named person is an officer of GW SERVICES, INC., A CALIFORNIA CORPORATION:

NAMES	TITLES	AUTHORIZED	ACTUAL SIGNATURES
BRIAN H. McINERNEY	President/CEO	Y	X	/s/ Brian H. McInerney
ACTIONS AUTHORIZED. The authorized person listed above may enter into any agreements of any nature with Lender, and those agreements will bind the Corporation. Specifically, but without limitation, the authorized person is authorized, empowered, and directed to do the following for and on behalf of the Corporation:
Borrow Money. To borrow, as a cosigner or otherwise, from time to time from Lender, on such terms as may be agreed upon between the Corporation and Lender, such sum or sums of money as in his or her judgment should be borrowed, without limitation.
Execute Notes. To execute and deliver to Lender the promissory note or notes, or other evidence of the Corporation’s credit accommodations, on Lender’s forms, at such rates of interest and on such terms as may be agreed upon, evidencing the sums of money so borrowed or any of the Corporation’s indebtedness to Lender, and also to execute and deliver to Lender one or more renewals, extensions, modifications, refinancings, consolidations, or substitutions for one or more of the notes, any portion of the notes, or any other evidence of credit accommodations.
Grant Security. To mortgage, pledge, transfer, endorse, hypothecate, or otherwise encumber and deliver to Lender any property now or hereafter belonging to the Corporation or in which the Corporation now or hereafter may have an interest, including without limitation all of the Corporation’s real property and all of the Corporation’s personal property (tangible or intangible), as security for the payment of any loans or credit accommodations so obtained, any promissory notes so executed (including any amendments to or modifications, renewals, and extensions of such promissory notes), or any other or further indebtedness of the Corporation to Lender at any time owing, however the same may be evidenced. Such property may be mortgaged, pledged, transferred, endorsed, hypothecated or encumbered at the time such loans are obtained or such indebtedness is incurred, or at any other time or times, and may be either in addition to or in lieu of any property theretofore mortgaged, pledged, transferred, endorsed, hypothecated or encumbered.
Execute Security Documents. To execute and deliver to Lender the forms of mortgage, deed of trust, pledge agreement, hypothecation agreement, and other security agreements and financing statements which Lender may require and which shall evidence the terms and conditions under and pursuant to which such liens and encumbrances, or any of them, are given; and also to execute and deliver to Lender any other written instruments, any chattel paper, or any other collateral, of any kind or nature, which Lender may deem necessary or proper in connection with or pertaining to the giving of the liens and encumbrances.
Negotiate Items. To draw, endorse, and discount with Lender all drafts, trade acceptances, promissory notes, or other evidences of indebtedness payable to or belonging to the Corporation or in which the Corporation may have an interest, and either to receive cash for the same or to cause such proceeds to be credited to the Corporation’s account with Lender, or to cause such other disposition of the proceeds derived therefrom as he or she may deem advisable.
Further Acts. In the case of lines of credit, to designate additional or alternate individuals as being authorized to request advances under such lines, and in all cases, to do and perform such other acts and things, to pay any and all fees and costs, and to execute and deliver such other documents and agreements as the officer may in his or her discretion deem reasonably necessary or proper in order to carry into effect the provisions of this Resolution. The following person or persons are authorized to request advances and authorize payments under the line of credit until Lender receives from the Corporation, at Lender’s address shown above, written notice of revocation of such authority: BRIAN H. McINERNEY and STEVE STRINGER.
ASSUMED BUSINESS NAMES. The Corporation has filed or recorded all documents or filings required by law relating to all assumed business names used by the Corporation. Excluding the name of the Corporation, the following is a complete list of all assumed business names under which the Corporation does business: None.
NOTICES TO LENDER. The Corporation will promptly notify Lender in writing at Lender’s address shown above (or such other addresses as Lender may designate from time to time) prior to any (A) change in the Corporation’s name; (B) change in the Corporation’s assumed business name(s); (C) change in the management of the Corporation; (D) change in the authorized signer(s); (E) change in the Corporation’s

CORPORATE RESOLUTION TO BORROW / GRANT COLLATERAL
(Continued)

Loan No: 00004	Page 2

principal office address; (F) change in the Corporation’s state of organization; (G) conversion of the Corporation to a new or different type of business entity; or (H) change in any other aspect of the Corporation that directly or indirectly relates to any agreements between the Corporation and Lender. No change in the Corporation’s name or state of organization will take effect until after Lender has received notice.
CERTIFICATION CONCERNING OFFICERS AND RESOLUTIONS. The officer named above is duly elected, appointed, or employed by or for the Corporation, as the case may be, and occupies the position set opposite his or her respective name. This Resolution now stands of record on the books of the Corporation, is in full force and effect, and has not been modified or revoked in any manner whatsoever.
NO CORPORATE SEAL. The Corporation has no corporate seal, and therefore, no seal is affixed to this Resolution.
CONTINUING VALIDITY. Any and all acts authorized pursuant to this Resolution and performed prior to the passage of this Resolution are hereby ratified and approved. This Resolution shall be continuing, shall remain in full force and effect and Lender may rely on it until written notice of its revocation shall have been delivered to and received by Lender at Lender’s address shown above (or such addresses as Lender may designate from time to time). Any such notice shall not affect any of the Corporation’s agreements or commitments in effect at the time notice is given.
IN TESTIMONY WHEREOF, I have hereunto set my hand and attest that the signature set opposite the name listed above is his or her genuine signature.
I have read all the provisions of this Resolution, and I personally and on behalf of the Corporation certify that all statements and representations made in this Resolution are true and correct. This Corporate Resolution to Borrow / Grant Collateral is dated December 10, 2010.

CERTIFIED TO AND ATTESTED BY:
X	/s/ Steve Stringer
STEVE STRINGER, SECRETARY
NOTE: If the officer signing this Resolution is designated by the foregoing document at one of the officers authorized to act on the Corporation’s behalf, it is advisable to have this Resolution signed by at least one non-authorized officer of the Corporation.
[Illegible]

CORPORATE RESOLUTION TO GRANT COLLATERAL / GUARANTEE

Principal	Loan Date	Maturity	Loan No	Call/Coll	Account	Officer	Initials
$40,000,000,00	12-10-2010	07-01-2012	00004		63123	GP
References in the boxes above are for Lender’s use only and do not limit the applicability of this document to any particular loan or item.
Any item above containing “***” has been omitted due to text length limitations.

Borrower:	GW SERVICES, INC., A CALIFORNIA CORPORATION 1385 PARK CENTER DRIVE VISTA, CA 92081-8338	Lender:	City National Bank, a national banking association Entertainment — New York Office 400 Park Avenue, Suite 2010 New York, NY 10022

Corporation:	GLACIER WATER SERVICES, INC., A DELAWARE CORPORATION 1385 PARK CENTER DRIVE VISTA, CA 92081-8338
I, THE UNDERSIGNED, DO HEREBY CERTIFY THAT:
THE CORPORATION’S EXISTENCE. The complete and correct name of the Corporation is GLACIER WATER SERVICES, INC., A DELAWARE CORPORATION (“Corporation”). The Corporation is a corporation for profit which is and at all times shall be, duly organized, validly existing, and in good standing under and by virtue of the laws of the State of Delaware. The Corporation is duly authorized to transact business in the State of New York and all other states in which the Corporation is doing business, having obtained all necessary filings, governmental licenses and approvals for each state in which the Corporation is doing business. Specifically, the Corporation is, and at all times shall be, duly qualified as a foreign corporation in all states in which the failure to so qualify would have a material adverse effect on its business or financial condition. The Corporation has the full power and authority to own its properties and to transact the business in which it is presently engaged or presently proposes to engage. The Corporation maintains an office at 1385 PARK CENTER DRIVE, VISTA, CA 92081-8338. Unless the Corporation has designated otherwise in writing, the principal office is the office at which the Corporation keeps its books and records. The Corporation will notify Lender prior to any change in the location of the Corporation’s state of organization or any change in the Corporation’s name. The Corporation shall do all things necessary to preserve and to keep in full force and effect its existence, rights and privileges, and shall comply with all regulations, rules, ordinances, statutes, orders and decrees of any governmental or quasi-governmental authority or court applicable to the Corporation and the Corporation’s business activities.
RESOLUTIONS ADOPTED. At a meeting of the Directors of the Corporation, or if the Corporation is a close corporation having no Board of Directors then at a meeting of the Corporation’s shareholders, duly called and held on December 10, 2010, at which a quorum was present and voting, or by other duly authorized action in lieu of a meeting, the resolutions set forth in this Resolution were adopted.
OFFICER. The following named person is an officer of GLACIER WATER SERVICES, INC., A DELAWARE CORPORATION:

NAMES	TITLES	AUTHORIZED		ACTUAL SIGNATURES
BRIAN H. MCINERNEY	CEO	Y	X	/s/ Brian H. McInerney	(Seal)

ACTIONS AUTHORIZED. The authorized person listed above may enter into any agreements of any nature with Lender, and those agreements will bind the Corporation. Specifically, but without limitation, the authorized person is authorized, empowered, and directed to do the following for and on behalf of the Corporation.
Guaranty. To guarantee or act as surety for loans or other financial accommodations to Borrower from Lender on such guarantee or surety terms as may be agreed upon between the officer of the Corporation and Lender and in such sum or sums of money as in his or her judgment should be guaranteed or assured, (the “Guaranty”).
Grant Security. To mortgage, pledge, transfer, endorse, hypothecate, or otherwise encumber and deliver to Lender any property now or hereafter belonging to the Corporation or in which the Corporation now or hereafter may have an interest, including without limitation all of the Corporation’s real property and all of the Corporation’s personal property (tangible or intangible), as security for the Guaranty, and as a security for the payment of any loans, any promissory notes, or any other or further indebtedness of GW SERVICES, INC., A CALIFORNIA CORPORATION to Lender at any time owing, however the same may be evidenced. Such property may be mortgaged, pledged, transferred, endorsed, hypothecated or encumbered at the time such loans are obtained or such indebtedness is incurred, or at any other time or times, and may be either in addition to or in lieu of any property theretofore mortgaged, pledged, transferred, endorsed, hypothecated or encumbered. The provisions of this Resolution authorizing or relating to the pledge, mortgage, transfer, endorsement, hypothecation, granting of a security interest in, or in any way encumbering, the assets of the Corporation shall include, without limitation, doing so in order to lend collateral security for the indebtedness, now or hereafter existing, and of any nature whatsoever, of GW SERVICES, INC., A CALIFORNIA CORPORATION to Lender. The Corporation has considered the value to itself of lending collateral in support of such indebtedness, and the Corporation represents to Lender that the Corporation is benefited by doing so.
Execute Security Documents. To execute and deliver to Lender the forms of mortgage, deed of trust, pledge agreement, hypothecation agreement, and other security agreements and financing statements which Lender may require and which shall evidence the terms and conditions under and pursuant to which such liens and encumbrances, or any of them, are given; and also to execute and deliver to Lender any other written instruments, any chattel paper, or any other collateral, of any kind or nature, which Lender may deem necessary or proper in connection with or pertaining to the giving of the liens and encumbrances.
Further Acts. To do and perform such other acts and things and to execute and deliver such other documents and agreements as the officer may in his or her discretion deem reasonably necessary or proper in order to carry into effect the provisions of this Resolution.
ASSUMED BUSINESS NAMES. The Corporation has filed or recorded all documents or filings required by law relating to all assumed business names used by the Corporation. Excluding the name of the Corporation, the following is a complete list of all assumed business names under which the Corporation does business: None.
NOTICES TO LENDER. The Corporation will promptly notify Lender in writing at Lender’s address shown above (or such other addresses as Lender may designate from time to time) prior to any (A) change in the Corporation’s name; (B) change in the Corporation’s assumed business name(s); (C) change in the management of the Corporation; (D) change in the authorized signer(s); (E) change in the Corporation’s ‘ principal office address; (F) change in the Corporation’s state of organization; (G) conversion of the Corporation to a new or different type of business entity; or (H) change in any other aspect of the Corporation that directly or indirectly relates to any agreements between the Corporation and Lender, No change in the Corporation’s name or state of organization will take effect until after Lender has received notice.
CERTIFICATION CONCERNING OFFICERS AND RESOLUTIONS. The officer named above is duly elected, appointed, or employed by or for the

CORPORATE RESOLUTION TO GRANT COLLATERAL / GUARANTEE
(Continued)

Loan No: 00004	Page 2

Corporation, as the case may be, and occupies the position set opposite his or her respective name. This Resolution now stands of record on the books of the Corporation, is in full force and effect, and has not been modified or revoked in any manner whatsoever.
NO CORPORATE SEAL. The Corporation has no corporate seal, and therefore, no seal is affixed to this Resolution.
CONTINUING VALIDITY. Any and all acts authorized pursuant to this Resolution and performed prior to the passage of this Resolution are hereby ratified, and approved. This Resolution shall be continuing, shall remain in full force and affect and Lender may rely on it until written . notice of its revocation shall have been delivered to and received by Lender at Lender’s address shown above (or such addresses as Lender may designate from time to time). Any such notice shall not affect any of the Corporation’s agreements or commitments in effect at the time notice is given,
IN TESTIMONY WHEREOF, I have hereunto set my hand and attest that the signature set opposite the name listed above is his or her genuine signature.
I have read all the provisions of this Resolution, and I personally and on behalf of the Corporation certify that all statements and representations made in this Resolution are true and correct. This Corporate Resolution to Grant Collateral / Guarantee is dated December 10, 2010.
THIS RESOLUTION IS DELIVERED UNDER SEAL AND IT IS INTENDED THAT THIS RESOLUTION IS AND SHALL CONSTITUTE AND HAVE THE EFFECT OF A SEALED INSTRUMENT ACCORDING TO LAW.

CERTIFIED TO AND ATTESTED BY:
X	/s/ Steve Stringer	(Seal)
STEVE STRINGER, SECRETARY

NOTE: If the officer signing this Resolution is designated by the foregoing document as one of the officers authorized to net on the Corporation’s behalf, it is advisable so have this Resolution signed by at least one non-authorized officer of five Corporation.
[Illegible]

COMMERCIAL GUARANTY

Principal	Loan Date	Maturity	Loan No	Call/Coll	Account	Officer	Initials
GP
References in the boxes above are for Lender’s use only and do not limit the applicability of this document to any particular loan or item.
Any item above containing “***” has been omitted due to text length limitations.

Borrower:	GW SERVICES, INC., A CALIFORNIA CORPORATION 1385 PARK CENTER DRIVE VISTA, CA 92081-8338	Lender:	City National Bank, a national banking association Entertainment — New York Office 400 Park Avenue, Suite 2010 New York, NY 10022

Guarantor:	GLACIER WATER SERVICES, INC., A DELAWARE CORPORATION 1385 PARK CENTER DRIVE VISTA, CA 92081-8338
CONTINUING GUARANTEE OF PAYMENT AND PERFORMANCE. For good and valuable consideration, Guarantor absolutely and unconditionally guarantees full and punctual payment and satisfaction of Guarantor’s Share of the Indebtedness of Borrower to Lender, and the performance and discharge of all Borrower’s obligations under the Note and the Related Documents. This is a guaranty of payment and performance and not of collection, so Lender can enforce this Guaranty against Guarantor even when Lender has not exhausted Lender’s remedies against anyone else obligated to pay the Indebtedness or against any collateral securing the Indebtedness, this Guaranty or any other guaranty of the Indebtedness. Guarantor will make any payments to Lender or its order, on demand, in legal tender of the United States of America, in same-day funds, without set-off or deduction or counterclaim, and will otherwise perform Borrower’s obligations under the Note and Related Documents. Under this Guaranty, Guarantor’s obligations are continuing.
INDEBTEDNESS. The word “Indebtedness” as used in this Guaranty means all of the principal amount outstanding from time to time and at any one or more times, accrued unpaid interest thereon and all collection costs and legal expenses related thereto permitted by law, reasonable attorneys’ fees, arising from any and all debts, liabilities and obligations of every nature or form, now existing or hereafter arising or acquired, that Borrower individually or collectively or interchangeably with others, owes or will owe Lender, “indebtedness” includes, without limitation, loans, advances, debts, overdraft indebtedness, credit card indebtedness, lease obligations, liabilities and obligations under any interest rate protection agreements or foreign currency exchange agreements or commodity price protection agreements, other obligations, and liabilities of Borrower, and any present or future judgments against Borrower, future advances, loans or transactions that renew, extend, modify, refinance, consolidate or substitute these debts, liabilities and obligations whether; voluntarily or involuntarily incurred; due or to become due by their terms or acceleration; absolute or contingent; liquidated or unliquidated; determined or undetermined; direct or indirect; primary or secondary in nature or arising from a guaranty or surety; secured or unsecured; joint or several or joint and several; evidenced by a negotiable or non-negotiable instrument or writing; originated by Lender or another or others; barred or unenforceable against Borrower for any reason whatsoever; for any transactions that may be voidable for any reason (such as infancy, insanity, ultra vires or otherwise); and originated then reduced or extinguished and then afterwards increased or reinstated.
If Lender presently holds one or more guaranties, or hereafter receives additional guaranties from Guarantor, Lender’s rights under all guaranties shall be cumulative. This Guaranty shall not (unless specifically provided below to the contrary) affect or invalidate any such other guaranties. Guarantor’s liability will be Guarantor’s aggregate liability under the terms of this Guaranty and any such other unterminated guaranties.
GUARANTOR’S SHARE OF THE INDEBTEDNESS. The words “Guarantor’s Share of the Indebtedness” as used in this Guaranty mean an amount not to exceed Forty Million & 00/100 Dollars ($40,000,000.00) of the principal amount, plus interest thereon to the extent not prohibited by law, and all collection costs, expenses and reasonable attorneys’ fees whether or not there is a lawsuit, and if there is a lawsuit, any fees and costs for trial and appeals.
Guarantor’s Share of the Indebtedness will only be reduced by sums actually paid by Guarantor under this Guaranty, but will not be reduced by sums from any other source including, but not limited to, sums realized from any collateral securing the Indebtedness or this Guaranty, or payments by anyone other than Guarantor, or reductions by operation of law, judicial order or equitable principles. Lender has the sole and absolute discretion to determine how sums shall be applied among guaranties of the Indebtedness.
The above limitation on liability is not a restriction on the amount of the Note of Borrower to Lender either in the aggregate or at any one time.
CONTINUING GUARANTY. THIS IS A “CONTINUING GUARANTY” UNDER WHICH GUARANTOR AGREES TO GUARANTEE THE FULL AND PUNCTUAL PAYMENT, PERFORMANCE AND SATISFACTION OF THE GUARANTOR’S SHARE OF THE INDEBTEDNESS OF BORROWER TO LENDER, NOW EXISTING OR HEREAFTER ARISING OR ACQUIRED, ON A CONTINUING BASIS. ACCORDINGLY, ANY PAYMENTS MADE ON THE INDEBTEDNESS WILL NOT DISCHARGE OR DIMINISH GUARANTOR’S OBLIGATIONS AND LIABILITY UNDER THIS GUARANTY FOR ANY REMAINING AND SUCCEEDING INDEBTEDNESS EVEN WHEN ALL OR PART OF THE OUTSTANDING INDEBTEDNESS MAY BE A ZERO BALANCE FROM TIME TO TIME.
DURATION OF GUARANTY. This Guaranty will take effect when received by Lender without the necessity of any acceptance by Lender, or any notice to Guarantor or to Borrower, and will continue in full force until all the Indebtedness incurred or contracted before receipt by Lender of any notice of revocation shall have been fully and finally paid and satisfied and all of Guarantor’s other obligations under this Guaranty shall have been performed in full. If Guarantor elects to revoke this Guaranty, Guarantor may only do so in writing. Guarantor’s written notice of revocation must be mailed to Lender, by certified mail, at Lender’s address listed above or such other place as Lender may designate in writing. Written revocation of this Guaranty will apply only to new Indebtedness created after actual receipt by Lender of Guarantor’s written revocation. For this purpose and without limitation, the term “new Indebtedness” does not include the Indebtedness which at the time of notice of revocation is contingent, unliquidated, undetermined or not due and which later becomes absolute, liquidated, determined or due. For this purpose and without limitation, “new Indebtedness” does not include all or part of the Indebtedness that is: incurred by Borrower prior to revocation; incurred under a commitment that became binding before revocation; any renewals, extensions, substitutions, and modifications of the Indebtedness. This Guaranty shall bind Guarantor’s estate as to the Indebtedness created both before and after Guarantor’s death or incapacity, regardless of Lender’s actual notice of Guarantor’s death. Subject to the foregoing, Guarantor’s executor or administrator or other legal representative may terminate this Guaranty in the same manner in which Guarantor might have terminated it and with the same effect. Release of any other guarantor or termination of any other guaranty of the Indebtedness shall not affect the liability of Guarantor under this Guaranty. A revocation Lender receives from any one or more Guarantors shall not affect the liability of any remaining Guarantors under this

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Guaranty. It is anticipated that fluctuations may occur in the aggregate amount of the Indebtedness covered by this Guaranty, and Guarantor specifically acknowledges and agrees that reductions in the amount of the Indebtedness, even to zero dollars ($0.00), shall not constitute a termination of this Guaranty. This Guaranty is binding upon Guarantor and Guarantor’s heirs, successors and assigns so long as any of the Guarantor’s Share of the Indebtedness remains unpaid and even though the Guarantor’s Share of the Indebtedness may from time to time be zero dollars ($0.00).
GUARANTOR’S AUTHORIZATION TO LENDER. Guarantor authorizes Lender, either before or after any revocation hereof, without notice or demand and without lessening Guarantor’s liability under this Guaranty, from time to time: (A) prior to revocation as set forth above, to make one or more additional secured or unsecured loans to Borrower, to lease equipment or other goods to Borrower, or otherwise to extend additional credit to Borrower; (B) to alter, compromise, renew, extend, accelerate, or otherwise change one or more times the time for payment or other terms of the indebtedness or any part of the Indebtedness, including increases and decreases of the rate of interest on the Indebtedness; extensions may be repeated and may be for longer than the original loan term; (C) to take and hold security for the payment of this Guaranty or the Indebtedness, and exchange, enforce, waive, subordinate, fail or decide not to perfect, and release any such security, with or without the substitution of new collateral; (D) to release, substitute, agree not to sue, or deal with any one or more of Borrower’s sureties, endorsers, or other guarantors on any terms or in any manner Lender may choose; (E) to determine how, when and what application of payments and credits shall be made on the Indebtedness; (F) to apply such security and direct the order or manner of sale thereof, including without limitation, any nonjudicial sale permitted by the terms of the controlling security agreement or deed of trust, as Lender in its discretion may determine; (G) to sell, transfer, assign or grant participations in all or any part of the indebtedness; and (H) to assign or transfer this Guaranty in whole or in part.
GUARANTOR’S REPRESENTATIONS AND WARRANTIES. Guarantor represents and warrants to Lender that (A) no representations or agreements of any kind have been made to Guarantor which would limit or qualify in any way the terms of this Guaranty; (B) this Guaranty is executed at Borrower’s request and not at the request of Lender; (C) Guarantor has full power, right and authority to enter into this Guaranty; (D) the provisions of this Guaranty do not conflict with or result in a default under any agreement or other instrument binding upon Guarantor and do not result in a violation of any law, regulation, court decree or order applicable to Guarantor; (E) Guarantor has not and will not, without the prior written consent of Lender, sell, lease, assign, encumber, hypothecate, transfer, or otherwise dispose of all or substantially all of Guarantor’s assets, or any interest therein; (F) upon Lender’s request, Guarantor will provide to Lender financial and credit information in form acceptable to Lender, and all such financial information which currently has been, and all future financial information which will be provided to Lender is and will be true and correct in all material respects and fairly present Guarantor’s financial condition as of the dates the financial information is provided; (G) no material adverse change has occurred in Guarantor’s financial condition since the date of the most recent financial statements provided to Lender and no event has occurred which may materially adversely affect Guarantor’s financial condition; (H) no litigation, claim, investigation, administrative proceeding or similar action (including those for unpaid taxes) against Guarantor is pending or threatened; (I) Lender has made no representation to Guarantor as to the creditworthiness of Borrower; and (J) Guarantor has established adequate means of obtaining from Borrower on a continuing basis information regarding Borrower’s financial condition. Guarantor agrees to keep adequately informed from such means of any facts, events, or circumstances which might in any way affect Guarantor’s risks under this Guaranty, and Guarantor further agrees that, absent a request for information, Lender shall have no obligation to disclose to Guarantor any information or documents acquired by Lender in the course of its relationship with Borrower.
GUARANTOR’S WAIVERS. Except as prohibited by applicable law, Guarantor waives any right to require Lender (A) to continue lending money or to extend other credit to Borrower; (B) to make any presentment, protest, demand, or notice of any kind, including notice of any nonpayment of the Indebtedness or of any nonpayment related to any collateral, or notice of any action or nonaction on the part of Borrower, Lender, any surety, endorser, or other guarantor in connection with the Indebtedness or in connection with the creation of new or additional loans or obligations; (C) to resort for payment or to proceed directly or at once against any person, including Borrower or any other guarantor; (D) to proceed directly against or exhaust any collateral held by Lender from Borrower, any other guarantor, or any other person; (E) to pursue any other remedy within Lender’s power; or (F) to commit any act or omission of any kind, or at any time, with respect to any matter whatsoever.
Guarantor also waives any and all rights or defenses based on suretyship or impairment of collateral including, but not limited to, any rights or defenses arising by reason of (A) any “one action” or “anti-deficiency” law or any other law which may prevent Lender from bringing any action, including a claim for deficiency, against Guarantor, before or after Lender’s commencement or completion of any foreclosure action, either judicially or by exercise of a power of sale; (B) any election of remedies by Lender which destroys or otherwise adversely affects Guarantor’s subrogation rights or Guarantor’s rights to proceed against Borrower for reimbursement, including without limitation, any loss of rights Guarantor may suffer by reason of any law limiting, qualifying, or discharging the Indebtedness; (C) any disability or other defense of Borrower, of any other guarantor, or of any other person, or by reason of the cessation of Borrower’s liability from any cause whatsoever, other than payment in full in legal tender, of the Indebtedness; (D) any right to claim discharge of the Indebtedness on the basis of unjustified impairment of any collateral for the Indebtedness; (E) any statute of limitations, if at any time any action or suit brought by Lender against Guarantor is commenced, there is outstanding Indebtedness which is not barred by any applicable statute of limitations; or (F) any defenses given to guarantors at law or in equity other than actual payment and performance of the Indebtedness. If payment is made by Borrower, whether voluntarily or otherwise, or by any third party, on the Indebtedness and thereafter Lender is forced to remit the amount of that payment to Borrower’s trustee in bankruptcy or to any similar person under any federal or state bankruptcy law or law for the relief of debtors, the Indebtedness shall be considered unpaid for the purpose of the enforcement of this Guaranty.
Guarantor further waives and agrees not to assert or claim at any time any deductions to the amount guaranteed under this Guaranty for any claim of setoff, counterclaim, counter demand, recoupment or similar right whether such claim, demand or right may be asserted by the Borrower, the Guarantor, or both.
GUARANTOR’S UNDERSTANDING WITH RESPECT TO WAIVERS. Guarantor warrants and agrees that each of the waivers set forth above is made with Guarantor’s full knowledge of its significance and consequences and that, under the circumstances, the waivers are reasonable and not contrary to public policy or law. If any such waiver is determined to be contrary to any applicable law or public policy, such waiver shall be effective only to the extent permitted by law or public policy.
SUBORDINATION OF BORROWER’S DEBTS TO GUARANTOR. Guarantor agrees that the Indebtedness, whether now existing or hereafter created, shall be superior to any claim that Guarantor may now have or hereafter acquire against Borrower, whether or not Borrower becomes insolvent. Guarantor hereby expressly subordinates any claim Guarantor may have against Borrower, upon any account whatsoever, to any claim that Lender may now or hereafter have against Borrower. In the event of insolvency and consequent liquidation of the assets of Borrower, through bankruptcy, by an assignment for the benefit of creditors, by voluntary liquidation, or otherwise, the assets of Borrower applicable to the payment of the claims of both Lender and Guarantor shall be paid to Lender and shall be first applied by Lender to the Indebtedness. Guarantor does hereby assign to Lender all claims which it may have or acquire against Borrower or against any assignee or trustee in bankruptcy of Borrower; provided however, that such assignment shall be effective only for the purpose of assuring to Lender full payment in legal tender of the Indebtedness. If Lender so requests, any notes or credit agreements now or hereafter evidencing any debts or obligations of Borrower to Guarantor shall be marked with a legend that the same are subject to this Guaranty and shall be delivered to Lender. Guarantor agrees, and Lender is hereby authorized, in the name of Guarantor from time to time to file financing statements and continuation statements

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Loan No. 00004	Page 3
and to execute documents and to take such other actions as Lender deems necessary or appropriate to perfect, preserve and enforce its rights under this Guaranty.
MISCELLANEOUS PROVISIONS. The following miscellaneous provisions are a part of this Guaranty.
Amendments. This Guaranty, together with any Related Documents, constitutes the entire understanding and agreement of the parties as to the matters set forth in this Guaranty. No alteration of or amendment to this Guaranty shall be effective unless given in writing and signed by the party or parties sought to be charged or bound by the alteration or amendment.
Attorneys’ Fees: Expenses. Guarantor agrees to pay upon demand all of Lender’s costs and expenses, including Lender’s reasonable attorneys’ fees and Lender’s legal expenses, incurred in connection with the enforcement of this Guaranty. Lender may hire or pay someone else to help enforce this Guaranty, and Guarantor shall pay the costs and expenses of such enforcement. Costs and expenses include Lender’s reasonable attorneys’ fees and legal expenses whether or not there is a lawsuit, including reasonable attorneys’ fees and legal expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), appeals, and any anticipated post-judgment collection services. Guarantor also shall pay all court costs and such additional fees as may be directed by the court.
Caption Headings Caption headings in this Guaranty are for convenience purposes only and are not to be used to interpret or define the provisions of this Guaranty.
Governing Law. This Guaranty will be governed by federal law applicable to Lender and, to the extent not preempted by federal law, the laws of the State of New York without regard to its conflicts of law provisions.
Choice of Venue. If there is a lawsuit. Guarantor agrees upon Lender’s request to submit to the jurisdiction of the courts of LOS ANGELES County, State of California.
Integration. Guarantor further agrees that Guarantor has read and fully understands the terms of this Guaranty; Guarantor has had the opportunity to be advised by Guarantor’s attorney with respect to this Guaranty; the Guaranty fully reflects Guarantor’s intentions and parol evidence is not required to interpret the terms of this Guaranty. Guarantor hereby indemnifies and holds Lender harmless from all losses, claims, damages, and costs (including Lender’s attorneys’ fees) suffered or incurred by Lender as a result of any breach by Guarantor of the warranties, representations and agreements of this paragraph.
Interpretation. In all cases where there is more than one Borrower or Guarantor, then all words used in this Guaranty in the singular shall be deemed to have been used in the plural where the context and construction so require; and where there is more than one Borrower named in this Guaranty or when this Guaranty is executed by more than one Guarantor, the words “Borrower” and “Guarantor” respectively shall mean all and any one or more of them. The words “Guarantor,” “Borrower,” and “Lender” include the heirs, successors, assigns, and transferees of each of them. If a court finds that any provision of this Guaranty is not valid or should not be enforced, that fact by itself will not mean that the rest of this Guaranty will not be valid or enforced. Therefore, a court will enforce the rest of the provisions of this Guaranty even if a provision of this Guaranty may be found to be invalid or unenforceable. If any one or more of Borrower’ or Guarantor are corporations, partnerships, limited liability companies, or similar entities, it is not necessary for Lender to inquire into the powers of Borrower or Guarantor or of the officers, directors, partners, managers, or other agents acting or purporting to act on their behalf, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed under this Guaranty.
Notices. Any notice required to be given under this Guaranty shall be given in writing, and, except for revocation notices by Guarantor, shall be effective when actually delivered, when actually received by telefacsimile (unless otherwise required by law), when deposited with a nationally recognized overnight courier, or, if mailed, when deposited in the United States mail, as first class, certified or registered mail postage prepaid, directed to the addresses shown near the beginning of this Guaranty. All revocation notices by Guarantor shall be in writing and shall be effective upon delivery to Lender as provided in the section of this Guaranty entitled “DURATION OF GUARANTY.” Any party may change its address for notices under this Guaranty by giving formal written notice to the other parties, specifying that the purpose of the notice is to change the party’s address. For notice purposes, Guarantor agrees to keep Lender informed at all times of Guarantor’s current address. Unless otherwise provided or required by law, if there is more than one Guarantor, any notice given by Lender to any Guarantor is deemed to be notice given to all Guarantors.
No Waiver by Lender. Lender shall not be deemed to have waived any rights under this Guaranty unless such waiver is given in writing and signed by Lender. No delay or omission on the part of Lender in exercising any right shall operate as a waiver of such right or any other right. A waiver by Lender of a provision of this Guaranty shall not prejudice or constitute a waiver of Lender’s right otherwise to demand strict compliance with that provision or any other provision of this Guaranty. No prior waiver by Lender, nor any course of dealing between Lender and Guarantor, shall constitute a waiver of any of Lender’s rights or of any of Guarantor’s obligations as to any future transactions. Whenever the consent of Lender is required under this Guaranty, the granting of such consent by Lender in any instance shall not constitute continuing consent to subsequent instances where such consent is required and in all cases such consent may be granted or withheld in the sole discretion of Lender.
Successors and Assigns. Subject to any limitations stated in this Guaranty on transfer of Guarantor’s interest, this Guaranty shall be binding upon and inure to the benefit of the parties, their successors and assigns.
FEDERAL TAX RETURN. Guarantor represents and warrants to Lender that Guarantor’s most recent federal income tax return and all schedules attached to such return (“Federal Tax Return”) that have been delivered to Lender are a true and correct copy of such Federal Tax Return filed with the Internal Revenue Service for the tax period ending on the date indicated in such Federal Tax Return.
DEFINITIONS. The following capitalized words and terms shall have the following meanings when used in this Guaranty. Unless specifically stated to the contrary, all references to dollar amounts shall mean amounts in lawful money of the United States of America. Words and terms used in the singular shall include the plural, and the plural shall include the singular, as the context may require. Words and terms not otherwise defined in this Guaranty shall have the meanings attributed to such terms in the Uniform Commercial Code:
Borrower. The word “Borrower” means GW SERVICES, INC., A CALIFORNIA CORPORATION and includes all co-signers and co-makers signing the Note and all their successors and assigns.
Guarantor. The word “Guarantor” means everyone signing this Guaranty, including without limitation GLACIER WATER SERVICES, INC., A DELAWARE CORPORATION, and in each case, any signer’s successors and assigns.
Guarantor’s Share of the Indebtedness. The words “Guarantor’s Share of the Indebtedness” mean Guarantor’s indebtedness to Lender as more particularly described in this Guaranty.
Guaranty. The word “Guaranty” means this guaranty from Guarantor to Lender.
Indebtedness. The word “Indebtedness” means Borrower’s indebtedness to Lender as more particularly described in this Guaranty.

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Loan No: 00004	Page 4
Lender. The word “Lender” means City National Bank, a national banking association, its successors and assigns.
Note. The word “Note” means the promissory note dated December 10, 2010, in the original principal amount of $40,000,000,00 from Borrower to Lender, together with all renewals of, extensions of, modifications of, refinancings of, consolidations of, and substitutions for the promissory note or agreement.
Related Documents. The words “Related Documents” mean all promissory notes, credit agreements, loan agreements, environmental agreements, guaranties, security agreements, mortgages, deeds of trust, security deeds, collateral mortgages, and all other instruments, agreements and documents, whether now or hereafter existing, executed in connection with the indebtedness.
EACH UNDERSIGNED GUARANTOR ACKNOWLEDGES HAVING READ ALL THE PROVISIONS OF THIS GUARANTY AND AGREES TO ITS TERMS. IN ADDITION, EACH GUARANTOR UNDERSTANDS THAT THIS GUARANTY IS EFFECTIVE UPON GUARANTOR’S EXECUTION AND DELIVERY OF THIS GUARANTY TO LENDER AND THAT THE GUARANTY WILL CONTINUE UNTIL TERMINATED IN THE MANNER SET FORTH IN THE SECTION TITLED “DURATION OF GUARANTY”. NO FORMAL ACCEPTANCE BY LENDER IS NECESSARY TO MAKE THIS GUARANTY EFFECTIVE. THIS GUARANTY IS DATED DECEMBER 10, 2010.

GUARANTOR: GLACIER WATER SERVICES, INC., A DELAWARE CORPORATION
By:	/s/ Brian H. McInerney
BRIAN H. MCINERNEY, CEO of GLACIER WATER
SERVICES, INC., A DELAWARE CORPORATION

[Illegible]

August 29, 2007
To whom it may concern:
This letter is to confirm that effective August 29, 2007, Mr. W. David Walters has resigned as Sr. Vice President and Corporate Secretary for Glacier Water Services, Inc., and is replaced by Steven D. Stringer, Chief Financial Officer and Corporate Secretary.
I, Steven D. Stringer, certify that I am the Corporate Secretary of the above named corporation organized under the laws of California, Federal Employer I.D. Number 95-3829620, engaged in business under the trade name of Glacier Water Services, Inc.

Corporate Secretary, and Chief Financial Officer
/s/ Steven D. Stringer
Steven D. Stringer

President and Chief Executive Officer

/s/ Brian H. McInerney
Brian H. McInerney

Glacier Water Services, Inc. • 1385 Park Center Drive, Vista, CA 92081-8338
800-GLACIER • 760-560-1111 • FAX 760-560-3333
www.glacierwater.com